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                                                                Exhibit 11(a)

                         INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Post-Effective Amendment No. 21 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 33-12608 of our report dated September 13, 1996, relating to The HighMark Group, including Diversified Money Market Fund, U.S. Government Money Market Fund, 100% U.S. Treasury Money Market Fund, California Tax-Free Money Market Fund, Bonus Fund, Income Equity Fund, Balanced Fund and Growth Fund, included in the Statement of Additional Information and to the reference to us under the caption "Auditors", both of which are incorporated by reference in such Registration Statement.


DELOITTE & TOUCHE LLP

Dayton, Ohio
April 25, 1997